Exhibit 5(b)

                        REID & PRIEST LLP
                       40 West 57th Street
                       New York, NY  10019



                                          March 25, 1998



MDU Resources Group, Inc.
Schuchart Building
918 East Divide Avenue
P.O. Box 5650
Bismarck, North Dakota 58506-5650


Ladies and Gentlemen:

          With reference to the Registration Statement on Form S-3 to be filed on or about the date hereof with the Securities and Exchange Commission (the "SEC") by MDU Resources Group, Inc. (the "Company") under the Securities Act of 1933, as amended (the "Act"), contemplating the issuance and sale, from time to time, of up to 3,400,000 additional shares of its Common Stock, par value $3.33 per share (the "New Stock") and the Preference Share Purchase Rights attached thereto (the "Rights"), of which 1,230,932 shares will be sold by certain selling shareholders and 2,169,068 of which shares will be sold by the Company, we are of the opinion that:

          1.   When

          (a) the Registration Statement shall have become effective;

          (b) appropriate authorizations by the Federal Energy Regulatory Commission, the Montana Public Service Commission and the Public Service Commission of Wyoming with respect to the issuance and sale of the New Stock by the Company shall have been granted;

          (c) the Company's Board of Directors or a duly authorized committee thereof shall have approved the issuance and sale of the New Stock by the Company; and


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MDU Resources Group, Inc.
March 25, 1998
Page 2


          (d) the New Stock shall have been duly issued and delivered by the Company for the consideration set forth in the aforesaid Registration Statement and in accordance with the actions hereinabove mentioned, the New Stock will be validly issued, fully paid and non-assessable.

          2. The Rights, when issued as contemplated by the Registration Statement, will be validly issued.

          We are members of the New York Bar and do not hold ourselves out as experts on the laws of any other state. Our opinions expressed above are limited to the law of the State of New York, the General Corporation Law of the State of Delaware and the Federal laws of the United States. As to all matters of Montana, North Dakota, South Dakota and Wyoming law, we have relied upon the opinion to you of even date herewith of Lester H. Loble, II, Esq., Bismarck, North Dakota, the Company's General Counsel, which opinion is to be filed as an exhibit to the Registration Statement.

          We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the use of our name, as counsel, therein. In giving the foregoing consent, we do not thereby admit that we belong to the category of persons whose consent is required under
Section 7 of the Act, or the rules and regulations promulgated by the SEC thereunder.


                                Very truly yours,

                                /s/ Reid & Priest LLP
                                ----------------------------
                                REID & PRIEST LLP